Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of FundVantage Trust of our report dated December 9, 2024, relating to the financial statements and financial highlights of Gotham Defensive Long 500 Fund, Gotham Enhanced 500 Plus Fund, Gotham Hedged Core Fund and Gotham Index Plus Fund, which appears in FundVantage Trust’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2024. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements and Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 31, 2025